Exhibit 12.1

KNOLOGY, INC.

Computation of ratio of earnings to fixed charges and preference security dividends

($’s in 000’s)

	Six months ended June 30,		Years ended December 31,
	2005	2006	2001	2002	2003	2004	2005
Earnings
Income (Loss) before cumulative effect of change in accounting principle and (provision) benefit for income taxes per statement of operations.	$(32,439)	$(21,268)	$(119,459)	$(1,332)	$(87,788)	$(75,564)	$(55,402)
Add:
Portion of rents representative of the interest factor	716	732	242	483	607	1,363	1,414
Interest on indebtedness	15,805	17,667	42,793	36,266	29,175	31,062	34,452
Capitalized interest	—	—	2,430	—	—	—	—
Amortization of debt discount	—	—	19,739	14,610	—	—	—
Preference security dividend	71	747	36,579	—	—	—	588

Income as adjusted	$(15,847)	$(2,122)	$(17,676)	$50,027	$(58,006)	$(43,139)	$(18,948)

Fixed Charges
Portion of rents representative of the interest factor	716	732	242	483	607	1,363	1,414
Interest on indebtedness	15,805	17,667	42,793	36,266	29,175	31,062	34,452
Capitalized interest	—	—	2,430	—	—	—	—
Amortization of debt discount	—	—	19,739	14,610	—	—	—
Preference security dividend	71	747	36,579	—	—	—	588

Fixed Charges	$16,592	$19,146	$101,783	$51,359	$29,782	$32,425	$36,454

Ratio of earnings to fixed charges and preference security dividend	—	—	—	—	—	—	—

Insufficient earnings to cover fixed charges and preference security dividends	$32,439	$21,268	$119,459	$1,332	$87,788	$75,564	$55,402